EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 33-57872, 33-67366, 33-98106, 333-40623, 333-52762, 333-77957, 333-81549, 333-113328 and 333-120519 on Form S-8, Registration Statement Nos. 333-54964 and 333-118220 on Form S-3 and Registration Statement Nos. 333-65440 and 333-106034 on Form S-4 of our reports dated March 9, 2006, relating to the financial statements and financial statement schedules of Radian Group Inc. and management’s report of the effectiveness of internal control over financial reporting, appearing in this Annual Report on Form 10-K of Radian Group Inc. for the year ended December 31, 2005.

/s/ DELOITTE & TOUCHE LLP

DELOITTE & TOUCHE LLP

Philadelphia, Pennsylvania

March 9, 2006